EXHIBIT 99

Contact Info:                          Mary Ellen Fitzpatrick (978) 656-5520

Senior Vice President, Corporate Communications

Enterprise Bancorp, Inc. Announces 2007 Year End Financial Results

LOWELL, Mass-(BUSINESS WIRE)-January 22, 2008-Enterprise Bancorp, Inc. (the “company”) (NASDAQ:EBTC) announced net income of $9.898 million for the year ended December 31, 2007 compared to $9.234 million during the year ended December 31, 2006, an increase of 7.2%.  Diluted earnings per share were $1.25 for the year compared to $1.18 for 2006, an increase of 5.9%.

Net income for the fourth quarter ended December 31, 2007 amounted to $2.735 million compared to $2.545 million for the same period in 2006, an increase of 7.5%.  Diluted earnings per share were $0.34 for the quarter ended December 31, 2007 compared to $0.32 for the same period in 2006, an increase of 6.3%.

George Duncan, Chairman of Enterprise Bancorp, Inc., commented, “Throughout 2007, the bank has made significant investments in human resources, learning and development, technology, marketing, facilities, and process improvements.  With total assets surpassing $1 billion and total assets under management over $1.6 billion, Enterprise Bank is committed to our vision of long-term strategic growth and active involvement in our communities.

Jack Clancy, Chief Executive Officer, added, “We are very pleased with the strong financial results and continued growth of the bank over the past year, particularly considering the challenges that we read about in the newspapers every day regarding the banking industry.  Enterprise Bank continues to be well positioned as the leading commercial bank in our markets.  We are focused on serving the needs of our existing and future customers through a highly-skilled and well-trained team of employees focused on the Enterprise customer experience.”

The company’s year-to-date net income growth resulted primarily from increases in non-interest income and a decrease in the provision for loan losses, partially offset by increases in non-interest expense and a decrease in net interest income.

Net interest income for the year ended December 31, 2007 amounted to $40.7 million compared to $41.6 million for the year ended December 31, 2006, a decrease of 2%.  The decrease was primarily due to a decline in net interest margin as discussed below, partially offset by an increase in interest income, due to an increase in average loan balances.  Net interest margin was 4.45% for the year ended December 31, 2007 compared to 4.78% for 2006.  From a quarterly trend perspective, net interest margin was 4.33% for the three months ended December 31, 2007 compared to 4.40% and 4.74% for the three-month periods ended September 30, 2007 and December 31, 2006.  The overall decrease in margin resulted primarily from both the flat yield curve environment and rising funding costs, caused by the shift in funding from low-cost deposits to higher cost deposits, and the continued loan growth funded by higher cost brokered deposits and borrowings.

Non-interest income for the year ended December 31, 2007 was $10.1 million, an increase of $3.3 million, or 48%, over the prior year.  Included in non-interest income were net gains on sales of investment securities of $1.7 million in the current year, compared to net losses of $204 thousand in 2006.  In the fourth quarter of 2007, the company realized net gains on sales of investment securities of $786 thousand.  Non-interest income excluding net gains/losses on investment securities increased $1.4 million, or 20%, over the prior year.  This growth resulted primarily from increases in deposit-service fees and investment-advisory fees compared to the prior year.

Non-interest expense for the year ended December 31, 2007 amounted to $34.8 million, an increase of 7%, compared to $32.5 million for the year ended December 31, 2006.  The increases over the prior year were predominately in salaries and employee benefits and occupancy expenses which reflected the strategic and operational costs necessary to support the company’s continued growth.

The provision for loan losses, which is impacted by asset quality and loan growth, amounted to $1.0 million for the year compared to $1.3 million in 2006.  The provision for loan losses increased to $650 thousand in the fourth quarter of 2007 as compared to $367 thousand in the fourth quarter of 2006 due to loan growth.  Asset quality remained favorable during the year with net charge-offs of only 0.05% of average total loans, or $395 thousand compared to $369 thousand in the prior year.  The allowance for loan losses to total loans ratio was 1.62% at December 31, 2007 compared to 1.70% at December 31, 2006.

Key Financial Highlights

•                  Total assets were $1.058 billion at December 31, 2007 as compared to $979.3 million at December 31, 2006, an increase of $78.4 million, or 8%.

•                  Total loans amounted to $833.8 million at December 31, 2007, an increase of $72.7 million, or 10%, since December 31, 2006.

•                  Total deposits amounted to $868.8 million at December 31, 2007, compared to $867.5 million at December 31, 2006, an increase of $1.3 million.  Total deposits excluding brokered deposits were $798.1 million at December 31, 2007 and $802.6 million at December 31, 2006, a decrease of $4.5 million, or 1%.  Brokered deposits amounted to $70.7 million and $64.9 million on those respective dates.

•                  Investment assets under management increased to $573.6 million at December 31, 2007 compared to $502.1 million at December 31, 2006, an increase of 14%.

•                  Total assets under management amounted to $1.652 billion at December 31, 2007 as compared to $1.503 billion at December 31, 2006, an increase of $149.1 million, or 10%.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. The company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through the bank and its subsidiaries, the company offers a range of commercial and consumer loan and deposit products as well as investment management, trust and insurance services. The company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts. The company’s primary market area is the Merrimack Valley, North Central region of Massachusetts and South Central New Hampshire.  The company has fourteen full-service branch banking offices located in the Massachusetts cities and towns of Lowell, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Tewksbury, and Westford, and in Salem, New Hampshire, which serve those cities and towns as well as the surrounding communities.  The Company plans to open a new branch facility in the city of Methuen, Massachusetts in Spring 2008.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters.  Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the company.  These risks, uncertainties and other factors may cause the actual results, performance and achievements of the company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.  Factors that could cause such differences include, but are not limited to general economic conditions, changes in interest rates, regulatory considerations and competition.  For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.

Consolidated Statements of Income

Three months and year ended December 31, 2007 and 2006

(unaudited)

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
(Dollars in thousands, except per share data)	2007	2006	2007	2006

Interest and dividend income:
Loans	$15,129	$14,304	$59,065	$54,106
Investment securities	1,520	1,439	5,671	5,997
Total short-term investments	92	151	301	408
Total interest and dividend income	16,741	15,894	65,037	60,511

Interest expense:
Deposits	5,642	4,845	22,093	16,866
Borrowed funds	499	182	1,088	908
Junior subordinated debentures	294	294	1,177	1,177
Total interest expense	6,435	5,321	24,358	18,951

Net interest income	10,306	10,573	40,679	41,560

Provision for loan losses	650	367	1,000	1,259
Net interest income after provision for loan losses	9,656	10,206	39,679	40,301

Non-interest income:
Investment advisory fees	788	722	3,177	2,735
Deposit service fees	781	625	2,848	2,302
Bank-owned life insurance	154	151	602	391
Net gains (losses) on sales of investment securities	786	(223)	1,655	(204)
Gains on sales of loans	57	30	201	147
Other income	405	372	1,625	1,445
Total non-interest income	2,971	1,677	10,108	6,816

Non-interest expense:
Salaries and employee benefits	5,099	4,205	21,044	19,169
Occupancy expenses	1,597	1,621	6,470	6,095
Audit, legal and other professional fees	406	525	1,487	1,447
Advertising and public relations	514	417	1,389	1,372
Supplies and postage	192	238	896	874
Investment advisory and custodial expenses	114	136	498	500
Other operating expenses	846	832	3,060	3,083
Total non-interest expense	8,768	7,974	34,844	32,540

Income before income taxes	3,859	3,909	14,943	14,577
Income tax expense	1,124	1,364	5,045	5,343

Net income	$2,735	$2,545	$9,898	$9,234

Basic earnings per share	$0.35	$0.33	$1.27	$1.21

Diluted earnings per share	$0.34	$0.32	$1.25	$1.18

Basic weighted average common shares outstanding	7,882,894	7,710,247	7,819,160	7,661,178

Diluted weighted average common shares outstanding	7,951,566	7,849,643	7,913,006	7,821,297

ENTERPRISE BANCORP, INC.

Consolidated Balance Sheets

(unaudited)

	December 31,	December 31,
(Dollars in thousands)	2007	2006

Assets
Cash and cash equivalents:
Cash and due from banks	$24,930	$35,583
Short-term investments	7,788	15,304
Total cash and cash equivalents	32,718	50,887

Investment securities at fair value	145,517	131,540
Loans, less allowance for loan losses of $13,545 and $12,940 at December 31, 2007 and 2006, respectively	820,274	748,173
Premises and equipment	19,296	16,015
Accrued interest receivable	5,777	5,464
Deferred income taxes, net	7,722	6,861
Bank-owned life insurance	12,736	12,212
Prepaid expenses and other assets	7,250	1,976
Income taxes receivable	378	—
Core deposit intangible, net of amortization	342	475
Goodwill	5,656	5,656

Total assets	$1,057,666	$979,259

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$868,786	$867,522
Borrowed funds	81,429	15,105
Junior subordinated debentures	10,825	10,825
Accrued expenses and other liabilities	6,245	6,567
Income taxes payable	—	92
Accrued interest payable	3,369	2,105

Total liabilities	970,654	902,216

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—
Common stock $0.01 par value per share; 20,000,000 shares authorized; 7,912,715 and 7,722,288 shares issued and outstanding at December 31, 2007 and 2006, respectively	79	77
Additional paid-in capital	28,051	25,806
Retained earnings	58,527	51,127
Accumulated other comprehensive income	355	33

Total stockholders’ equity	87,012	77,043

Total liabilities and stockholders’ equity	$1,057,666	$979,259

ENTERPRISE BANCORP, INC.

Selected Consolidated Financial Data and Ratios

(unaudited)

	At or for the	At or for the
	Year ended	year ended
	December 31,	December 31,
(Dollars in thousands, except per share data)	2007	2006

Balance Sheet Items:
Total assets	$1,057,666	$979,259
Loans serviced for others	20,826	21,659
Investment assets under management	573,608	502,059
Total assets under management	$1,652,100	$1,502,977

Book value per share	$11.00	$9.98
Dividends per common share	$0.32	$0.28
Total capital to risk weighted assets	11.44%	11.37%
Tier 1 capital to risk weighted assets	10.19%	10.08%
Tier 1 capital to average assets	8.84%	8.47%
Allowance for loan losses to total loans	1.62%	1.70%
Non-performing loans to total loans	0.47%	0.24%

Income Statement Items:
Return on average assets	0.99%	0.98%
Return on average stockholders’ equity	12.11%	12.89%
Net interest margin (tax equivalent)	4.45%	4.78%